Exhibit 10.1

Project Gamma

Term Sheet

The Company	Alliance HealthCare Services, Inc., a Delaware corporation listed on Nasdaq.

Transaction Parties

•    Fujian Thai Hot Investment, or any newly formed entity controlled by it (the “Purchaser”), controlling shareholder of Thai Hot Group, a listed company in China;

•    Oaktree Capital Management L.P. and certain of its affiliates (“Oaktree”), MTS Health Investors, LLC and certain of its affiliates (“MTS”), and Mr. Larry C. Buckelew (“Buckelew”) (collectively with Oaktree and MTS, the “Sellers”); and

•    The Company.

Transaction Structure	The Purchaser will purchase all of the Shares owned by Oaktree and MTS as well as certain shares owned by Buckelew (collectively representing approximately 51.5% of the issued and outstanding common stock of the Company) (the “Transaction”).

Transaction Documentation	• Stock Purchase Agreement • Governance, Voting and Standstill Agreement • Assignment of Registration Rights Agreement

Contemplated Approvals, Filings and Consents

•    Applicable PRC approvals and filings being obtained or made, as the case may be, at or prior to closing.

•    Written notification from CFIUS being obtained at or prior to closing.

•    Expiration or early termination of the HSR waiting period at or prior to closing.

•    Waiver of default under Credit Agreement being obtained at or prior to closing.

Expenses	Each party shall bear its own transaction costs, except as specified below. The Purchaser and Sellers will each bear an agreed portion of the following transaction expenses (including reasonable and documented fees paid to advisors, attorneys, consultants and applicable lenders): (i) 100% of the fees and expenses incurred by the Company in connection with the amendment or waiver of the

Credit Agreement referred to above; and (ii) all reasonable and documented fees and expenses incurred by the Company in connection with the Transaction in excess of $1 million.

Management Incentive Plan	Subject to the approval of the board of directors of the Company (the “Board”) or an authorized special committee of the Board, the Purchaser agrees to fund a new management incentive arrangement which involves the issuance of $1.5 million in cash based awards to management.

Board Approval	The Board will approve the Transaction for purposes of Section 203 of the DGCL so that the Purchaser will be exempt from such restrictions.

Standstill	For a period of three (3) years following execution of the Governance, Voting and Standstill Agreement (the “Standstill Period”), without the approval of the Non-Affiliated Directors (as defined below), the Purchaser and its affiliates may not purchase shares of the Company’s equity securities or otherwise acquire beneficial ownership of any shares of the Company or any security that is convertible into such shares (other than as set forth in “Transfer/Purchases” below). In addition, during the Standstill Period, neither the Purchaser nor any of its Affiliates shall: (i) effect, seek or make any proposal with respect to, or in any way assist or encourage any other person to effect or seek, directly or indirectly, any “solicitation” of “proxies” (as such terms are used in the proxy rules of the SEC) to vote any shares of the Company or any consent solicitation or stockholder proposal; (ii) except in accordance with the terms hereof, otherwise act, alone or in concert with others, to seek representation on the Board of Directors of the Company; (iii) make any public request or public proposal to amend, waive or terminate any provision of this provision; or (iv) take any action that would reasonably be expected to result in the Company having to make a public announcement regarding any of the matters referred to in clauses (i) through (iii).

Corporate Governance

During the Standstill Period, the Purchaser shall have the right to appoint the number of directors necessary to comprise a majority of the Board; provided that, in the event the Purchaser exercises its right to appoint a majority of the directors on the Board, the Board shall increase the total number of Board seats to accommodate the Purchaser’s nominees such that the appointments by the Purchaser shall not have the effect of requiring any current Board member to resign.

For so long as the Purchaser owns at least 35% of the fully diluted equity securities of the Company, the Purchaser will have the right to appoint such majority of directors to the Board. The initial three (3) nominees appointed by Purchaser shall be Mr. Kisum Wong, Mr. Yong Ge and Mr. Tao Zhang who shall replace Mr. Michael Harmon, Mr. Aaron Bendikson and Mr. Curtis Lane. The Purchaser may designate additional nominees from time to time (up to the number necessary to comprise a majority) and the Company shall cause such nominees to be appointed to the Board, subject to the Company Approval Right. In addition, for so long as the Purchaser owns at least 35% of the fully diluted equity securities of the Company and such persons remain directors:

•    Mr. Wong (chairman of the Purchaser) will be the chairman of the Board;

•    Mr. Ge and Mr. Zhang will both serve on the Compensation Committee and the Nominating and Corporate Governance Committee;

•    Mr. Wong, Mr. Ge and Mr. Zhang will each sit on a different class of the Board.

In the event that the Purchaser owns less than 35% but at least 25% of the fully diluted equity securities of the Company, the Purchaser shall have the right to appoint three (3) directors to the Board. In that case, the number of Purchaser designees on committees of the Board will be reduced by one. In the event that the Purchaser owns less than 25% but at least 15% of the fully diluted equity securities of the Company, the Purchaser shall have the right to appoint one (1) director to the Board. In that case, the Purchaser’s sole appointee shall not be entitled to sit on any committees of the Board. In the event that the Purchaser owns less than 15% of the fully diluted equity securities of the Company, the Purchaser shall have no contractual right to appoint any directors to the Board; provided, however, the Nominating and Corporate Governance Committee will review in good faith any proposals with respect to director nominees at all times. In the event that the number of Purchaser designees then serving on the Board exceeds the number of directors that the Purchaser shall then have the right to designate hereunder, the Purchaser shall take all requisite action to cause the resignation or removal of such number of excess persons from the Board.

The Company shall have the right (the “Company Approval Right”) to deny any of the Purchaser’s proposed designees to the Board or any Committee of the Board if (i) in the case of a Committee appointment, such designee is not qualified to serve on such Committee, (ii) such designee’s appointment to the Board (in the case of a Board appointment) or to a Committee (in the case of a Committee appointment) would cause the Company not to be in in compliance with any applicable SEC, NASDAQ or IRS independence or other requirements, or (iii) such designee is affiliated with a competitor of the Company or has been convicted of, or has pleaded guilty or nolo contendere to, a felony or a crime involving moral turpitude, or was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or if the Non-Affiliated Directors determine, in good faith, that the appointment or election of such person would be a breach of their fiduciary duties under applicable law.

In addition, all directors will be expected to attend at least 75% of all Board and Committee meetings either in person or telephonically and at least one Board meeting in Beijing, China, and one Board meeting in California, USA, in person each year.

Confidentiality	All Purchaser nominees will be subject to confidentiality and information sharing restrictions customary for a transaction of this nature, including restrictions with respect to trading on material non-public information.

Voting Arrangement	During the Standstill Period, the Purchaser will vote and consent all of its shares in favor of the nominees of the Nominating and Corporate Governance Committee, will not vote for or consent to the removal of any such persons unless recommended by the Nominating and Corporate Governance Committee and will grant an irrevocable proxy in support of such covenant. In addition, the director compensation package will not be reduced in any material respect without the approval of a majority of the independent directors not affiliated with the Purchaser (the “Non-Affiliated Directors”).

Transfer/Purchases

The Sellers will assign to the Purchaser the registration rights granted to the Sellers under the Stockholders Agreement entered into among the Company and certain of the Sellers as of April 16, 2007.

For the avoidance of doubt, the Purchaser shall have the right to, without any Board action, acquire additional securities of the Company to maintain its ownership level at 51.5% on a fully diluted basis; provided that such right is exercised within one hundred twenty (120) days of the Purchaser’s ownership level falling below such 51.5% on a fully diluted basis.

Transfer Restrictions

If at any time the Purchaser receives an offer or inquiry to purchase all or substantially all of its shares, it must provide prompt written notice of such offer or inquiry to the Company and the Board of Directors.

As a condition to any share transfer by the Purchaser during the Standstill Period (except in a sale to public stockholders, whether made pursuant to the Purchaser’s registration rights, Rule 144 or other means permitted by US securities laws where it is anticipated that no transferee will own 5% or more of the outstanding shares), the transferee shall agree to be bound by the terms of the Governance, Voting and Standstill Agreement.

Related Party Transactions	Any transaction in excess of $120,000 between the Purchaser or its affiliates, on the one hand, and the Company, on the other hand, shall require the approval of a majority of the Non-Affiliated Directors.

Forum for Disputes; Amendment	Any dispute arising between the parties shall be governed by Delaware law and will be subject to the exclusive jurisdiction and venue of the Delaware Chancery Court (or if the Delaware Chancery Court is unavailable, any other court of the State of Delaware or, to the extent necessary, any federal court sitting in the State of Delaware). Any amendment to the Governance, Voting and Standstill Agreement shall require the approval of a majority of the Non-Affiliated Directors.

Termination	The Governance, Voting and Standstill Agreement shall terminate in the event that the Purchaser owns less than 5% of the fully diluted equity securities of the Company.

Business Assistance and Non- Competition

The Purchaser will use its commercially reasonable best efforts to provide assistance to the Company as may be reasonably requested in connection with the operation of its business and its pursuit of worldwide growth opportunities without any payment designed as a management, consulting, advisory or similar fee or expense to the Company.

For so long as (i) the Purchaser owns at least 15% of the fully diluted equity securities of the Company or (ii) one or more individuals affiliated with the Purchaser is a member of the Board, the Purchaser will not, and will cause its controlled or controlling affiliates not to, conduct any business that directly competes with the business of the Company as currently conducted (the “Competing Business”), provided that the foregoing shall not prohibit the Purchaser or any of its controlled affiliates from (i) making a passive investment representing less than 5% of any class of equity securities of any person, provided, however, that such class of equity securities is traded on a national securities exchange or (ii) acquiring or making non-controlling investments in any person or entity that does not derive a material portion of its revenues from any Competing Business.

Non-Binding	Except as set forth below, this Term Sheet sets forth a summary of the material terms expected to be included in a definitive agreement but does not constitute a binding obligation on the part of any person, it being understood that such binding obligation will arise only upon the execution of a mutually acceptable definitive agreement by and between the Company and the Purchaser and any other parties mutually agreed to be a party thereto, which shall be in the sole and absolute discretion of each such party. The Company and the Purchaser each agree to use commercially reasonable best efforts to as promptly as practicable finalize and execute a definitive agreement that reflects the terms and conditions set forth in this Term Sheet. This Term Sheet shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard to conflicts of laws.

The undersigned have executed this Term Sheet as of the date set forth below.

Fujian Thai Hot Investment		Alliance HealthCare Services, Inc.

/s/ Kisum Wong		/s/ Percy C. Tomlinson
Name:	Kisum Wong	Name:	Percy C. Tomlinson
Title:	Chairman	Title:	Chief Executive Officer
Date:	September 16, 2015	Date:	September 16, 2015

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